Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of Onconetix, Inc. on Form S-1 (No. 333-282958) to be filed on or about December 9, 2024 of our report dated April 11, 2024, on our audit of the financial statements as of December 31, 2023 and for the year then ended, which report was included in the Annual Report on Form 10-K filed April 11, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

lselin, New Jersey
December 9, 2024